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                                                                   EXHIBIT 10.18

                              EMPLOYMENT AGREEMENT

       EMPLOYMENT AGREEMENT ("Agreement") made effective February 1, 1999, between THE ROTTLUND COMPANY, INC., a Minnesota corporation ("Company"), and JOHN J. DIERBECK ("Executive").

                               W I T N E S S E T H

       WHEREAS, the Executive is currently employed by the Company; and

       WHEREAS, the Company desires to retain the unique experience, ability and services of the Executive; and

       WHEREAS, the terms, conditions and undertakings of this Agreement have been duly approved and authorized by the Board of Directors of the Company;

       NOW, THEREFORE, it is mutually agreed as follows:

       1. EMPLOYMENT. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company for the period stated in paragraphs 4.1 or 4.2, as applicable, and upon the other terms and conditions set forth in this Agreement.

       2. SERVICE AND DUTIES. During the term of his employment under this Agreement, the Executive agrees to perform the duties of his position or office and such other duties of a similar nature as the Company or its Board of Directors may from time to time assign to him. The Executive agrees to serve the Company faithfully and to the best of his ability, and to devote his working time, attention and efforts to the business and affairs of the Company. The Executive's services will be rendered primarily at the Company's principal executive offices in Minneapolis, Minnesota. The Executive may be required to travel to other locations where the


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Company may have offices or conduct its business, as necessary to the proper conduct of his duties.

       3.     COMPENSATION.

       3.1. SALARY/BONUSES. For all services to be rendered by the Executive under this Agreement, the Company agrees to pay, or cause to be paid, to the Executive during the term of his employment under this Agreement a base salary in an amount equal to the base salary the Executive was receiving immediately prior to the effective date of this Agreement. In addition, the Executive shall be entitled to receive a bonus in an amount per fiscal year not less than the amount established according to the Company's bonus programs and practices that are in effect immediately prior to the effective date of this Agreement.

       3.2. EMPLOYEE BENEFIT PLANS/VACATION. In addition to the salary and bonus provided in paragraph 3.1, the Executive shall be entitled during the term of his employment under this Agreement to participate in the employee benefit plans or programs of the Company to the extent that his position, title, tenure, salary, age, health and other qualifications make him eligible to participate, including, without limitation, in any retirement, pension, profit-sharing, stock option, incentive compensation, bonus or similar plans or programs, and in any insurance, hospital or other employee benefit plans which may now be in effect or which may hereafter be adopted. The Executive shall be entitled to vacation pursuant to the Company's vacation policy in effect immediately prior to the effective date of this Agreement. The Company does not guarantee the adoption or continuance of any particular employee benefit plans or programs, and the Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.



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       4.     TERM AND TERMINATION.

       4.1 BASE TERM. Unless this paragraph is superseded by paragraph 4.2, the term of the Executive's employment under this Agreement shall be for twelve
(12) months commencing on February 1, 1999 and ending on January 31, 2000, except if his employment is terminated on or prior to January 31, 2000 for Good Cause. If the Executive's employment is terminated under this section for Good Cause, the Company will pay his salary under Section 3.1 pro rated through the date of termination, plus any benefits due under Section 3.2 as of the date of termination; the Executive, however, shall not receive any bonus under Section
3.1 if he is terminated for Good Cause. If the Executive's employment is terminated under this section without Good Cause, or as a result of a Constructive Discharge by the Company, the Company will pay the Executive: (a) the full salary he otherwise would have received under Section 3.1 had he remained employed by the Company through January 31, 2000; (b) any benefits due the Executive under Section 3.2 as of the date of termination; and (c) a pro rata portion of the bonus due the Executive under Section 3.1 for the then-current fiscal year, calculated as of the date of the Executive's termination, but not finally determined or payable until the 90th day following the end of the then-current fiscal year.

       4.2 TERM UPON A CHANGE IN CONTROL. If a Change in Control occurs prior to January 31, 2000, and ultimately becomes effective through a closing of the Change in Control transaction, the provisions of paragraph 4.1 shall be superseded by this paragraph 4.2. If this section becomes effective, the Executive's employment under the Agreement shall continue from the date the Change in Control occurs until the first anniversary of the date the transaction contemplated by the Change in Control is closed, unless the Executive's employment is



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terminated for Good Cause on or prior to that anniversary date. If the
Executive's employment is terminated under this section for Good Cause, the Company will pay him his salary under Section 3.1 pro rated through the date of termination, plus any benefits due under Section 3.2 as of the date of termination; the Executive, however, shall not receive any bonus under Section
3.1 if he is terminated for Good Cause. If the Executive's employment is terminated under this section without Good Cause, or as a result of a Constructive Discharge by the Company, the Company will pay him: (a) severance of $120,000 within 30 days of such termination; (b) any benefits due the Executive under Section 3.2 as of the date of termination; and (c) a pro rata portion of the bonus due the Executive under Section 3.1 for the then-current fiscal year, calculated as of the date of the Executive's termination, but not finally determined or payable until June 30 of the then-current fiscal year.

       4.3 TERMINATION UPON DEATH OR DISABILITY. If the Executive dies or becomes Disabled during the term of this Agreement, his employment with the Company shall terminate immediately upon his death or Disability, and the Executive (or his personal representative) shall be entitled to receive his salary through the date of his death or the first day of his Disability, plus any benefits due the Executive under Section 3.2 as of the date of termination, but shall be entitled to receive a bonus under Section 3.1 only if he meets the requirements of the Company's bonus programs and practices as of the date of death or Disability.

       4.4    STOCK OPTIONS.

       (a) If a Change in Control occurs, any stock options held by the Executive (with the exception of Vision 2000 stock options) shall fully vest 30 days prior to the proposed closing date of the transaction contemplated by the Change in Control.

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       (b)    With respect to any Vision 2000 stock options held by the
Executive:

              (i) If the Executive's employment is terminated without Good Cause or as the result of a Constructive Discharge prior to a Change in Control, the Executive shall receive a pro rata portion of the Vision 2000 stock options due to him in the fiscal year in which the termination occurs; the number of Vision 2000 options to which the Executive is entitled under this section shall be determined, fully vested and exercisable 90 days following the end of the fiscal year in which the termination occurs;

              (ii) If a Change in Control occurs, the Executive shall receive from the acquiror replacement options for the Vision 2000 stock options due him in the year the Change in Control occurs or, if the acquiror's common stock is not publicly traded, the right to earn the cash equivalent of those options. The replacement options or the cash equivalent shall be provided to the Executive within 90 days of the end of the fiscal year in which the Change in Control occurs.

       4.5. SURRENDER OF RECORDS AND PROPERTY. Upon termination of his employment under this Agreement for any reason, the Executive agrees to deliver promptly to the Company (or have his representative deliver promptly to the Company) all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or other documents, or copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company,



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which in any of these cases are in his possession or under his control. The
Executive shall be permitted to retain personal correspondence, documents and items which contain no trade secrets or confidential information.

       5.     DEFINITIONS.

       5.1. CHANGE IN CONTROL. A "Change in Control" will occur under this Agreement if 50% or more of the stock or assets of the Company is acquired by a third party on or before January 31, 2000, or if the families of Bernard Rotter and David Rotter (including all common stock held by Shirley Ann Rotter) do not collectively own (either directly or beneficially) in excess of 50% of the voting capital stock of the Company during this same time period. For purposes of this Agreement, a Change in Control will be deemed to have occurred on the date a contemplated transaction is executed by all parties to the transaction.

       5.2. GOOD CAUSE. The Company may terminate the Executive's employment for "Good Cause" in the event the Executive:

              (a) is convicted, by a court of competent jurisdiction, of a felony committed during the term of this Agreement which adversely affects the Company; or

              (b) confesses in writing to the commission of felony during the term of this Agreement which adversely affects the Company; or

              (c) is convicted of, or confesses in writing to, the embezzlement or misappropriation of funds of the Company, which embezzlement or misappropriation was committed during the term of this Agreement.



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       5.3.   CONSTRUCTIVE DISCHARGE.  A "Constructive Discharge" will be deemed to have occurred if, after a Change in Control: (1) the Company assigns you a position, duties, responsibilities or status that are inconsistent with your position, duties, responsibilities and/or status immediately prior to the Change in Control; (2) there is a change in the titles or offices you held immediately prior to the Change in Control; (3) the Company relocates you to a location that is more than fifty (50) miles from the Company's current headquarters in Roseville, Minnesota; (4) the Company reduces your base salary or fails to pay you any compensation or benefits to which you are entitled within ten (10) days of the date due; or (5) the Company breaches any of its obligations under this Employment Agreement.

       5.4. DISABILITY. The Executive shall be deemed to have become Disabled, for purposes of this Agreement, in the event that he cannot, because of illness, injury, or incapacity, render any services of the character contemplated by this Agreement over a continuous period of 120 days.

       5.5. SUCCESSORS AND ASSIGNS. For purposes of this Agreement, "Successors and Assigns" shall mean a corporation or other entity acquiring all or substantially all the stock, assets, and/or business of the Company (including this Agreement) whether by agreement, operation of law, or otherwise.

       6.     MISCELLANEOUS.

       6.1. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be



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brought and maintained in a court of competent jurisdiction in Hennepin County in the State of Minnesota.

       6.2. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings, and arrangements, oral or written, between the parties hereto with respect to the subject matter covered by this Agreement.

       6.3. SUCCESSORS/ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the Company, its Successors and Assigns, and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Neither this Agreement nor any right or interest thereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

       6.4. WITHHOLDING TAXES. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law, governmental regulation or ruling, or which the Company in good faith believes are required to be held pursuant to any law, governmental regulation or ruling.

       6.5. NO WAIVER. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with, any condition or provision of this Agreement to be



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performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

       6.6. NOTICES. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, to the recipient at the address indicated below:

              (a)    If to the Company, to

                     The Rottlund Company, Inc.
                     2681 Long Lake Road
                     Roseville, Minnesota  55113
                     Attn: ___________________

               (b)   If to the Executive, to

                     _____________________
                     _____________________
                     _____________________

or such other address or to the attention of such other persons as the recipient party shall have specified by prior written notice to the sending party.

       6.7. SEVERABILITY. To the extent any provision of this Agreement shall be found to be invalid or unenforceable, it shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

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                                   THE ROTTLUND COMPANY, INC.


                                   By:    /s/ Bernard J. Rotter
                                       ----------------------------
                                          Vice President




                                          /s/ John J. Dierbeck
                                       ----------------------------
                                          EXECUTIVE


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